FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT

THIS FIRST AMENDMENT to the Stock Purchase Agreement (the "Stock Purchase Agreement"), dated as of August 28, 2009, by and among China Information Technology Holdings Limited ( formerly China Public Security Holdings Limited) (“CITH”), HPC Electronics (China) Company Limited (formerly Topwell Treasure Ltd.) (“HPC”), Rita Leung Kwai Fong (the “Seller”) and China Information Technology, Inc (formerly China Information Security Technology, Inc.) (“CNIT”) is made by and among CITH, HPC, the Seller and CNIT as of this 26th days of August, 2011 (this “Amendment”). Capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the Stock Purchase Agreement.

WHEREAS, CNIT, HPC, the Seller and certain members of HPC’s senior management have entered into an Employment Termination Agreement with a release of all claims the Seller and the related members of HPC’s management have or may have against CNIT or its subsidiaries, as a result of certain disagreement on the strategic direction of HPC between CNIT and the Seller and certain members of HPC’s senior management. The Employment Termination Agreement is attached hereto as Exhibit 1 to this Amendment.

WHEREAS, in consideration of the foregoing release, CNIT agrees to waive the requirement for HPC to attain certain ATNI thresholds for fiscal year 2011 and 2012.

In consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Amendments. The Stock Purchase Agreement is hereby modified and amended as set forth below:

(a) Article 3.3 to the Stock Purchase Agreement is amended to read in its entirety as follows:

“CNIT agrees to issue to the Seller or her designee(s), within 90 days after the filing of CNIT’s annual report on Form 10-K for the fiscal year 2010 with the Securities and Exchange Commission (the “SEC”), the corresponding amounts of newly issued shares of CNIT Common Stock, valued at $3.63 per share (the average of the closing price of the Company’s common stock as quoted by the NASDAQ Capital Market for the 20 trading days prior to August 28, 2009), if the Company meets or exceeds the audited consolidated after-tax net income (“ATNI”) thresholds outlined below.

Year Ending December 31,	ATNI Thresholds (in USD)	CNIT Common Stock Issuable
2010	Equal to or greater than $4,000,000	413,223
	Equal to or greater than 3,600,000 but less than $4,000,000	371,900
	Equal to or greater than $3,200,000 but less than $3,600,000	330,578
	Less than $3,200,000	- 0 -
2011	No ATNI Thresholds required.	413,223
2012	No ATNI Thresholds required.	275,484

(b) The following Article 3.3A is hereby added immediately following Article 3.3:

CNIT agrees to issue 688,707 shares of CNIT’s Common Stock to the Seller or her designee(s) within 10 days after the execution of this Amendment with no ATNI Thresholds attached.

2. No Other Amendments. The Stock Purchase Agreement, as amended hereby, shall remain in full force and effect, and the execution of this Amendment is not a waiver by the parties of any of the terms or provisions of the Stock Purchase Agreement.

3. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

IN WITNESS of which the parties or their duly authorised representatives have executed this Amendment.

Signed by
For and on behalf of
China Information Technology Holdings Limited

/s/ Jiang Huai Lin
Jiang Huai Lin
Director

Signed by
For and on behalf of
HPC Electronics (China) Company Limited

/s/ Rita Leung Kwai Fong
Rita Leung Kwai Fong
Director

Signed by
For and on behalf of
CHINA INFORMATION TECHNOLOGY, INC.

/s/ Jiang Huai Lin
Jiang Huai Lin
President and Chief Executive Officer

/s/ RITA LEUNG KWAI FONG
RITA LEUNG KWAI FONG